Filed Pursuant to Rule 433

Registration No. 333-227315

Term Sheet dated March 17, 2020

The Progressive Corporation

$500,000,000 3.20% SENIOR NOTES DUE 2030

$500,000,000 3.95% SENIOR NOTES DUE 2050

Issuer:	The Progressive Corporation

Format:	SEC Registered

Securities:	3.20% Senior Notes Due 2030 (the “2030 Notes”) 3.95% Senior Notes Due 2050 (the “2050 Notes”)

Expected Ratings (Moody’s / S&P / Fitch)*:	A2 / A / A (stable/stable/stable)

Security Type:	Senior Unsecured Fixed Rate Notes

Trade Date:	March 17, 2020

Settlement Date**:	March 26, 2020 (T+7)

Maturity Date:	March 26, 2030 for the 2030 Notes March 26, 2050 for the 2050 Notes

Principal Amount:	$500,000,000 for the 2030 Notes $500,000,000 for the 2050 Notes

Treasury Benchmark:	1.500% due February 15, 2030 for the 2030 Notes 2.375% due November 15, 2049 for the 2050 Notes

Treasury Benchmark Yield:	0.950% for the 2030 Notes 1.549% for the 2050 Notes

Spread to Treasury Benchmark:	225 basis points for the 2030 Notes 245 basis points for the 2050 Notes

Yield to Maturity:	3.200% for the 2030 Notes 3.999% for the 2050 Notes

Price to Public:

100% of the principal amount of the 2030 Notes, plus accrued interest, if any, from and including March 26, 2020, if settlement occurs after that date

99.148% of the principal amount of the 2050 Notes, plus accrued interest, if any, from and including March 26,2020, if settlement occurs after that date

Coupon:	3.20% per annum for the 2030 Notes 3.95% per annum for the 2050 Notes

Gross Underwriting Discount:	0.650% for the 2030 Notes 0.875% for the 2050 Notes

Proceeds to Issuer Before Expenses:	$496,750,000 for the 2030 Notes $491,365,000 for the 2050 Notes

Interest Payment Dates:	Semi-annually on March 26 and September 26, commencing on September 26, 2020 for the 2030 Notes Semi-annually on March 26 and September 26, commencing on September 26, 2020 for the 2050 Notes

Optional Redemption:

For the 2030 Notes: if prior to December 26, 2029, make whole call as set forth in the preliminary prospectus supplement (Treasury Rate plus 35 basis points). If on or after December 26, 2029, par call as set forth in the preliminary prospectus supplement.

For the 2050 Notes: if prior to September 26, 2049, make whole call as set forth in the preliminary prospectus supplement (Treasury Rate plus 40 basis points). If on or after September 26, 2049, par call as set forth in the preliminary prospectus supplement.

Denominations:	Minimum of $2,000, with increments of $1,000 thereafter

CUSIP; ISIN:	743315 AW3 / US743315AW31 for the 2030 Notes 743315 AX1 / US743315AX14 for the 2050 Notes

Joint Bookrunners:	BofA Securities, Inc. Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes on the date of pricing or the next four business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The issuer has filed a registration statement, including a prospectus and preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request by calling BofA Securities, Inc. toll free at 1-800-294-1322, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Goldman Sachs & Co. LLC toll free at 1-866-471-2526 or J.P. Morgan Securities LLC toll free at 1-212-834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.